Investment Advisory Agreement
Fortuna Hedged Bitcoin Cayman

Dear Sir or Madam:

Fortuna Hedged Bitcoin Cayman (the “Company”) has been organized under the laws of the Cayman Islands to enable the Fortuna Hedged Bitcoin Fund (the “Fortuna ETF”) to gain exposure to certain types of commodity-linked derivative instruments. The Company is a wholly owned subsidiary of the Fortuna ETF. You serve as investment adviser to the Fortuna ETF. It is the Company’s desire to engage you to act as investment adviser to the Company so that you are able to implement the Fortuna ETF’s investment strategy directly and indirectly through the Fortuna ETF’s investments in the Company. Accordingly, the Company has selected you to act as the investment adviser of the Company and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Company agrees with you as follows:
1. Delivery of Company Documents
The Company has furnished you with copies properly certified or authenticated of each of the following:
(a) The Certificate of Incorporation of the Company.
(b) The Memorandum and Articles of Association of the Company as in effect on the date hereof (the “Organizational Documents”).
(c) Resolutions of the Board of Directors of the Company selecting you as investment adviser and approving the form of this Agreement.
The Company will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.
2. Name of Company
The Company may use the “Fortuna Funds, LLC” in connection with the Company only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to your business as investment adviser. At such time as such an agreement shall no longer be in effect, the Company (to the extent that it lawfully can) will cause the Company to cease to use such a name or any other name indicating that it is advised by or otherwise connected with you or any organization which shall have so succeeded to your business.

3. Advisory and Other Services:
You will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company. You will determine what securities and other financial instruments shall be purchased for the Company, what securities and other financial instruments shall be held or sold by the Company, and what portion of the Company’s assets shall be held uninvested, subject always to the provisions of the Company’s Organizational Documents and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further to such policies and instructions as the Board of Directors may from time to time establish. You shall advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Company and the appropriate committees of the Board of Directors regarding the conduct of the business of the Company.

You will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company. You will determine what securities and other financial instruments shall be purchased for the Company, what securities and other financial instruments shall be held or sold by the Company, and what portion of the Company’s assets shall be held uninvested, subject always to the provisions of the Company’s Organizational Documents and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further to such policies and instructions as the Board of Directors may from time to time establish. You shall advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Company and the appropriate committees of the Board of Directors regarding the conduct of the business of the Company.

4.
Sub-advisers:
You may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as sub-advisers to provide with respect to the Company certain services set forth in Paragraphs 3 and 7 hereof, all as shall be set forth in a written contract to which the Company and you shall be parties. You will monitor and oversee each sub-adviser’s management of the Company’s investment operations in accordance with the Organizational Documents, investment objectives, policies and restrictions of the Company.

5.
Allocation of Charges and Expenses:
You will pay the compensation and expenses of all officers and executive employees of the Company and will make available, without expense to the Company, the services of such of your partners and employees as may duly be elected officers or directors of the Company, subject to their individual consent to serve and to any limitations imposed by law. You will pay the Company’s office rent and will provide investment advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. During the term of this Agreement, you will pay all of the operating expenses of the Company, except for (i) the fee payment under this Agreement; (ii) the costs of borrowing, including interest and dividend expenses; (iii) taxes and governmental fees; (iv) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Company; (v) costs of holding Board of Director meetings; and (vi) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Company’s business. For the avoidance of doubt, your payment of such expenses may be accomplished through the Company’s payment of such expenses and a corresponding reduction in the fee payable to you pursuant to Paragraph 5 hereof; provided, however, that if the amount of expenses paid by the Company exceeds the fee payable to you pursuant to Paragraph 5 hereof, you will reimburse the Company for such excess amount.

6.	Compensation of the Adviser:

(a)
In exchange for its services and the payment of all expenses incurred by the Company, except for the management fee paid to the Investment Advisor pursuant to this Agreement, interest charges on any borrowings, taxes, dividends and other expenses on securities sold short, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, and extraordinary expenses, the Investment Advisor will receive a fee of 1.49%, based on the average daily net assets of the Company (“Management Fee”). The Management Fee will be payable monthly in arrears on the last business day of each calendar month. The Investment Advisor will be responsible for paying any and all sub-advisory fees, if any, from its Management Fee or other resources. The Investment Advisor may waive all or a portion of its fees with respect to the Company.

(b)
You agree that your compensation for any month shall include, and thus be reduced by, the amount, if any, which you pay to any sub-adviser engaged pursuant to Paragraph 4 hereof. You agree that the Company shall not be required to pay any fee to any such sub-adviser.

7.
Avoidance of Inconsistent Position: In connection with purchases or sales of portfolio securities and other financial instruments for the account of the Company, neither you nor any of your partners, directors, officers or employees nor any sub-adviser engaged by you pursuant to Paragraph 4 hereof will act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for the Company’s account with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Company the most favorable execution and net price available. It is also understood that it is desirable for the Company that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities and other financial instruments for the Company with such certain brokers, subject to review by the Company’s directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Company, you will act solely as investment counsel for such clients and not in any way on behalf of the Company. Your services to the Company pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

8.
Limitation of Liability of Adviser: You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Company shall be deemed, when acting within the scope of his employment by the Company, to be acting in such employment solely for the Company and not as your employee or agent.

9.
Duration and Termination of this Agreement:
This Agreement shall remain in force until terminated. This Agreement may, on 60 days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Company, by action of the Fortuna ETF as sole shareholder of the Company, or by you. This Agreement shall automatically terminate in the event of its assignment. In interpreting the term “assignment”, the definitions contained in Section 202(a) of the Investment Advisers Act, as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

10.
Amendment of this Agreement:
No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

12.
Miscellaneous:
It is understood and expressly stipulated that neither the holders of shares of the Company nor the Directors shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

All persons dealing with the Company must look solely to the property of the Company for the enforcement of any claims against the Company as neither the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Company.

13.
Confidentiality. You shall maintain all non-public information regarding the Company’s portfolio, including the list of portfolio securities and other financial instruments held by the Company, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Company. You shall not use non-public information regarding the Company’s portfolio as a basis to place or recommend any transactions in securities or other financial instruments for yourself or any third party.

14.
Anti-Money Laundering. You shall maintain, on behalf of the Company and in accordance with the Money Laundering Regulations (as amended) and the Guidance Notes on the Prevention and Detection of Money Laundering, as amended from time to time (the “Guidance Notes”) (such Regulations and Guidance Notes collectively referred to as the “Regulations”), the following anti-money laundering compliance procedures (the “Procedures”):

(i)
Identification and verification procedures on the appropriate parties, to the extent that such procedures may be undertaken and maintained by virtue of reliance upon either an exemption or an introduction provided for under the Regulations; and

(ii)	Record keeping procedures related to the foregoing verification of identity and relating to transactions of all investors in the Company.
In maintaining the Procedures, you shall:

(i)	Provide to the Cayman Islands Monetary Authority (“CIMA”) and the Company, upon request, written evidence of your suitability to perform the relevant functions on behalf of the Company;
(ii)
Provide information obtained and held with respect to the investors to CIMA, upon request, and to the Financial Reporting Authority of the Cayman Islands, or its successor and other law enforcement authorities, in accordance with relevant procedures;

(iii)
Provide the Company or its authorized agents with reasonable access to information which they may require to satisfy themselves of the reliability of your systems and procedures to ensure compliance with the Regulations; and

(iv)
Comply with your own anti-money laundering obligations regarding identification of clients, training employees, record keeping and suspicious activity reporting and maintain all such procedures in accordance with the Regulations.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

Fortuna Hedged Bitcoin Cayman

/s/ Mark Adams
By: Mark Adams
    Director

The foregoing Agreement is hereby accepted as of the date thereof.

Fortuna Funds, LLC

/s/ Mark Adams
By: Mark Adams
CIO /PM